Contact Gold Corp.

(an exploration-stage company)

Management's Discussion and Analysis

For the nine months ended September 30, 2022

Management's Discussion and Analysis of Financial Condition and Results of Operations

The Management's Discussion of Financial Condition and Results of Operations (the "MD&A") is dated November 28, 2022, and provides an analysis of, and should be read in conjunction with the accompanying financial statements as at and for the three- and nine-months ended September 30, 2022, and 2021, and related notes thereto (together, the "Interim Financial Statements"), the audited consolidated financial statements for the years ended December 31, 2021 and 2020, and as at January 1, 2020, and related notes thereto (the "AFS"), the Annual Information Form, prepared by Contact Gold Corp. (the "Company", or "Contact Gold") for the year ended December 31, 2021, dated April 1, 2022 (the "AIF"), and other corporate filings, each of which is available under the Company's issuer profile on the document filing and retrieval system for Canadian publicly-listed companies known as SEDAR at www.sedar.com.

Note Regarding Forward Looking Statements

This MD&A contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") reflecting our current expectations, and projections about the Company's future results, performance, liquidity, financial condition, prospects, and opportunities and are based upon information currently available to the Company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.  All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this MD&A. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements.  In this MD&A, forward-looking statements relate, among other things, to the anticipated exploration activities or planned expenditures of the Company on the Contact Properties (as defined in this MD&A), receipt of necessary permits or approvals, the ability to undertake equity financing or other means to raise capital to pursue the Company's exploration plans or other corporate objectives, and the timing and settlement of the Company's current obligations.

In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this MD&A will in fact occur. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors.  Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of risks and uncertainties, including those discussed in the sections entitled "Risk Factors", "Cautionary Statement Regarding Forward-Looking Statements", and elsewhere in the AIF.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of the MD&A. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Use of Terms

Except as otherwise indicated by the context and for the purposes of this report only, references in this MD&A to "we", "us", "our", or "the Company", refer to Contact Gold Corp.

Our reporting currency is the Canadian dollar ("CAD"), and all amounts in this MD&A are expressed in Canadian dollars, unless otherwise stated.  Amounts in United States dollars are expressed as "USD".  As at September 30, 2022, the indicative rate of exchange, per $1.00 as published by the Bank of Canada, was USD 0.7296 (USD 0.7888 at December 31, 2021).

Overview

Originally incorporated as Winwell Ventures Inc. ("Winwell") under the Business Corporations Act (Yukon) on May 26, 2000, Contact Gold was continued under the laws of the State of Nevada on June 7, 2017 as part of a series of transactions that included a reverse acquisition of Carlin Opportunities Inc. ("Carlin"), a private British Columbia ("BC") company (the "RTO Transaction"), and the acquisition of a 100% interest in Clover Nevada II LLC ("Clover"), a Nevada limited liability company holding a portfolio of gold properties located on Nevada's Carlin, Independence, and Northern Nevada Rift gold trends (the "Contact Properties") in the State of Nevada (the "Clover Acquisition").  On June 4, 2021, the Company completed an internal reorganization designed to continue and redomicile Contact Gold Corp. from incorporation in the State of Nevada to the Province of BC as part of an internal reorganization (the "Repatriation Transaction").

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017. The Company's common shares were listed for trading on the OTCQB, under the symbol "CGOL", on May 19, 2020.

The Company is engaged in the acquisition, exploration, and development of exploration properties in Nevada. The Company maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

Mineral Properties

Contact Gold is focused on advancing the "Green Springs", and "Pony Creek" gold projects in Nevada, both of which host extensive and robust Carlin Type gold systems.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Expenditures directly attributable to the acquisition of mineral property interests have been capitalized; staking costs, related land claims fees paid, and ongoing exploration expenditures, have been expensed.  Mineral property expenditures on the Contact Properties are summarized in this MD&A.

a) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold", subsequently acquired by Gold Royalty Corp.), whereby Clover shall have an option to purchase a 100% interest in Green Springs.  The addition of Green Springs provided the Company with a second advanced exploration property hosting a Carlin-type gold system.

The Green Springs property is approximately 18.5 km2, encompassing 3 shallow past-producing open pits and numerous targets that were not mined.  Green Springs is located near the southern end of the Cortez Trend of Carlin-type gold deposits in Nevada, in a region hosting numerous producing and past-producing Carlin-type gold deposits.  Green Springs is 7 km immediately east of the Gold Rock project held by Calibre Mining Corp. ("Calibre"), 20 km southeast of Calibre's Pan Mine, and 10 km south of the Mount Hamilton deposit owned by Waterton Nevada Splitter, LLC ("Waterton Nevada"). Other deposits/past producers in the region include Illipah (Calibre), and Griffon (Fremont Gold).  The Bald Mountain mine complex, operated by Kinross Gold, is located 45 km to the north of Green Springs.

Exploration at Green Springs is subject to a valid Plan of Operations to perform exploration, allowing up to 75 acres of disturbance which will permit several large drill programs to test multiple targets within the Plan of Operations area.  The Company is currently completing work that will allow for a meaningful expansion of the permitted area for disturbance at Green Springs by way of an amendment to the Plan of Operations. Upon receipt of approval of the amendment the Company will have access to drill multiple new target areas, including in particular the large scale Whiskey and Foxtrot targets located to the east of the recent Tango discovery, and the projected southern extension to the Green Springs Mine Trend which stretches 1.5 km to the southern property boundary

Contact Gold issued 2,000,000 Contact Shares and paid a total of USD 31,125 ($40,904) in cash to Ely Gold to secure the Green Springs property in 2019, including a partial reimbursement for Claims Maintenance fees (as defined in this MD&A).  On July 23, 2020, the Company issued an additional 362,941 Contact Shares (at a deemed price of $0.185) to Ely Gold in satisfaction of the USD 50,000 first anniversary payment due under the Green Spring Option agreement.  The June 23, 2021, second anniversary payment was paid in cash (USD 50,000).  In exchange for a payment of USD 2,500 made in June 2022, Ely Gold agreed to defer the third anniversary payment by one year.  Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares.  Payment of all amounts can be accelerated and completed at any time.

Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other, which is payable in June of each year, requires an annual payment in cash equal to the value of 20 ounces of gold (June 2022: USD 36,426).  There are net smelter returns ("NSR") royalties on certain claims at Green Springs that range from 3% to 4.5% based on underlying agreements.

An estimate for reclamation costs of $87,117 (December 31, 2021: $80,577) is included in the value of Green Springs.

To date, the Company has drilled multiple targets/zones at Green Springs, including: "Alpha", "Bravo", "Charlie", "Delta", "Echo", "Golf", and "Zulu" (collectively the "Mine Trend").  The Mine Trend encompasses a total length of over 3 km.  Contact Gold led drilling and exploration has been designed to test the under-explored but known zones of Chainman and Pilot Shale beneath the Mine Trend, as well as greenfields targets to the east and north of the Mine Trend.

The Company completed 2,123 metres of reverse circulation ("RC") drilling during the nine-month period ended September 30, 2022 (year ended December 31, 2021: 7,511 metres) designed to step out and expand upon the three new oxide gold discoveries made in 2021: X-Ray, Tango, and the B-C Gap.  The Company believes that results to date at Green Springs provide validation of the geologic potential of the property with oxide gold grades in multiple zones higher than many open pit oxide gold operations in Nevada.

X-Ray - Sits midway between the northern end of the Mine Trend and the Alpha Zone, and bridges a gap of over 500 metres with no prior drilling between these zones.  Highlight of results from 2022 drilling:

  1.66 grams per tonne ("g/t") gold ("Au") over 28.96 metres, from a depth of 9.14 metres, in drill hole GS22-01
    Including:  2.66 g/t Au over 15.24 metres
  0.82 g/t Au over 35.05 metres, from a depth of 9.14 metres, in drill hole GS22-02
    Including:  1.32 g/t Au over 16.76 metres
  1.95 g/t Au over 41.15 metres, from a depth of 15.24 metres, in drill hole GS22-04
    Including: 3.71 g/t Au over 15.24 metres

Results from drilling at X-Ray in 2022 increase the footprint of the target, while demonstrating the same excellent grades, thicknesses and oxidation seen in the 2021 discovery holes.

Tango - Located in the northern portion of the property, Tango marks the northeastern continuation of the emerging 1.5 km long trend of oxide gold mineralization extending from the north-south Mine Trend and continuing through X-Ray and Alpha. The Tango Zone is characterized by an outcropping Pilot Shale hosted zone of oxidized gold mineralization, and remains open for expansion, particularly to the south and west. Sixteen holes were also drilled to follow up and step out from the high-grade Tango discovery drilled by Contact Gold in 2021.  Highlight of results from Tango in 2022 include:

  0.51 g/t Au over 30.48 metres, from a depth of 4.57 metres, in drill hole GS22-09
    Including: 1.02 g/t Au over 3.05 metres
  0.70 g/t Au over 16.76 metres, from a depth of 3.05 metres, in drill hole GS22-08
  0.50 g/t Au over 13.72 metres, from a depth of 4.57 metres, in drill hole GS22-07
  0.45 g/t Au over 24.38 metres, from a depth of 19.81 metres, in drill hole GS22-11

B-C Gap - The first significant grade-thickness intercept encountered to date in the lower Pilot Shale, a new host horizon, from beneath the historically mined  Chainman Shale/Joana Limestone contact, the discovery is located mid-way between the Bravo Zone and the Charlie Zone.  At the B-C Gap, the Company has also confirmed a significant exploration thesis with the discovery of a significant thickness and grade of gold mineralization in the Pilot Shale beneath the Mine Trend providing proof of concept of Alligator Ridge style of mineralization within stacked host horizons in the lower Chainman shale, opening up the rest of the Mine Trend for further discoveries in undrilled areas. Two holes were completed at the B-C Gap this year following up on the 2021 discovery holes.  The B-C Gap remains open along the 3 km length of the historic Mine Trend.

Assay results to date indicate that gold mineralization in all zones is well oxidized; with most intervals along the Mine Trend averaging between 85-95% gold recovery in cyanide solubility tests compared to Fire Assay/Atomic Absorption gold values. At Alpha, the average gold recovery is more variable, and for all intervals ranged from 6% to 96%.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Green Springs, including non-cash items for each respective period, are as follows:

	Nine months ended September 30, 2022	Nine months ended September 30, 2021
Drilling, assaying & geochemistry	$337,570	$1,022,170
Wages and salaries, including non-cash share-based compensation	230,443	433,291
Permitting and environmental monitoring	176,449	109,570
Amortization of Claims Maintenance fees	129,130	123,119
Geological contractors/consultants & related crew care costs	90,829	525,502
Expenditures for the period	$964,421	$2,213,652
Cumulative balance	$6,485,763	$5,321,515
Drill metres completed	2,123	7,511

Additional information about Green Springs is summarized in a technical report prepared in accordance with NI 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), entitled "Technical Report for the Green Spring Project, White Pine County Nevada, United States of America", prepared for Contact Gold, with an effective date of June 12, 2020, and dated August 5, 2020, as prepared by John Read, C.P.G., and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com.

b) Pony Creek

The Pony Creek gold project ("Pony Creek") is located within the Pinion Range, in western Elko County, Nevada, immediately south of the South Railroad project recently acquired by Orla Mining Ltd. following its acquisition of Gold Standard Ventures.

Pony Creek encompasses approximately 81.7 km2 of exploration ground underpinned by an extensive Carlin-type gold system; and hosts multiple near-surface oxide and deeper high-grade gold occurrences and targets supported by extensive exploration databases.  At the time of the Clover Acquisition, large areas of prospective geological setting at Pony Creek had never been sampled or explored, particularly where the newly-recognized host horizons at the nearby South Railroad project are exposed.  Prior to acquisition by Contact Gold, no drilling had been conducted at Pony Creek in 10 years. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on-strike yet to be explored toward the south.

The Company has encountered gold mineralization in 108 of the 117 holes drilled (including those lost before planned depth).

The majority of these drill holes are step-outs from the historical mineral resource estimate area at the property's Bowl Zone.

The receipt of an approved Plan of Operations permit in June 2020 was a key milestone for Pony Creek.  The approved Plan of Operations permit provides a significant amount of permitted disturbance to follow up on multiple targets, including the Bowl Zone, the Appaloosa Zone, the Stallion Zone, the Elliott Dome target, the Mustang target, the Palomino target, the DNZ target, and the Pony Spur Zone.  The Bowl Zone remains open for further expansion to the north, south and west.

The initial mineral resource estimate for the Pony Creek deposits (January 11, 2022), is summarized in the table below:

Zone	Cut-off Grade[2]	Short Tons* (2,000 lbs)	Tonnes[1] (1,000 kg)	Avg Grade (ozt/st)	Avg Grade (g/t)	Contained Ounces*	Class[3]
Bowl Zone	Mixed	18,457,000	16,744,000	0.018	0.63	340,000	Inferred
Appaloosa	Mixed	2,059,000	1,868,000	0.015	0.50	30,000	Inferred
Stallion	Mixed	7,834,000	7,107,000	0.008	0.27	63,000	Inferred
TOTAL	Mixed	28,350,000	25,719,000	0.015	0.52	433,000	Inferred

1 Tons, tonnes and ounces rounded to the nearest 1,000, and may not add due to rounding.

2 The mineral resources are shown with a mixed lower cut-off related to a combination of heap leach and vat leach processing methodologies for the oxide and transitional-non oxide mineralization present. Mixed lower cut-off grades are utilized depending upon recoveries for oxide, transitional and non-oxide material, using 0.15 g/t Au lower cut-off for oxide material and 0.22 g/t Au for transitional and non-oxidized material.

3 Inferred Mineral Resources are not Mineral Reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. There has been insufficient exploration to define the inferred resources tabulated above as an indicated or measured mineral resource, however, it is reasonably expected that the majority of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. There is no guarantee that any part of the mineral resources discussed herein will be converted into a mineral reserve in the future. The estimate of mineral resources may be materially affected by environmental, permitting, legal, marketing, or other relevant issues. See also "Cautionary Notes Regarding Mineral Resource Estimates" in this MD&A.

The resource is classified according to the standard promulgated by the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") under "Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines", dated November 29, 2019, and CIM "Definition Standards for Mineral Resources and Mineral Reserves" dated May 10, 2014 (together, "CIM Definition Standards").  APEX believes the Pony Creek Project has the potential for future economic extraction. The unconstrained resource block model was subjected to several open pit optimization scenarios utilizing a number of gold prices, mining cost scenarios and recovery factors typical of northeast Nevada mining operations and advanced projects. The Pony Creek final mineral resource estimate pit shell utilized a gold price of USD 1,600/ounce and recoveries of 85% for vat leach and 75% for heap leach with appropriate mining and processing costs typical of near surface open pittable resources in northern Nevada.

There is a 3% NSR royalty in favour of an affiliate of Sandstorm Gold Ltd ("Sandstorm") on those claims that comprise Pony Creek acquired in the Clover Acquisition.  The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

Pony Creek also includes the claim packages formerly known as Lumps, Umps, and East Bailey, which the Company acquired for 250,000 Contact Shares valued at $112,500 on February 6, 2018. There are NSR royalties of 2% and 3% on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1% increment, prior to September 2030.  Advance royalty payments are also due annually; the amount paid in September 2021 was USD 25,000. The payment due in September 2022 was waived by the counterparty.

An estimate for reclamation costs of $65,419 (December 31, 2021: $60,508) is included in the value of Pony Creek.

Contact Gold has outlined high-priority drill targets at Pony Creek for the anticipated resumption of drilling in 2023, as soon as ground, and capital market conditions allow. The drill targets are intended to expand the resource base at Pony Creek, by stepping out from the existing resource areas and testing high priority, never drilled targets.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Pony Creek, including non-cash items for each respective period, are as follows:

	Nine months ended September 30, 2022	Nine months ended September 30, 2021
Amortization of Claims Maintenance fees	$169,852	$202,717
Wages and salaries, including non-cash share-based compensation	51,674	7,062
Geological contractors/consultants & related crew care costs	26,689	9,910
Permitting and environmental monitoring	13,013	14,150
Drilling, assaying & geochemistry	-	7,580
Expenditures for the period	$261,228	$241,419
Cumulative balance	$11,102,026	$10,755,393

Additional information about Pony Creek is summarized in the Technical Report prepared in accordance with NI 43-101, entitled "Technical Report and Maiden Mineral Resource, Pony Creek Property, Elko County, Nevada, USA", prepared for Contact Gold, effective and signed February 24, 2022, as prepared by Michael Dufresne, M.Sc., P.Geol., P. Geo., and Fallon T. Clarke, B.Sc., P.Geo., of APEX Geoscience, based in Edmonton, Alberta, and can be viewed under Contact Gold's issuer profile at www.sedar.com.

c) Cobb Creek

Upon closing of the Transactions in June 2017, Contact Gold acquired a 49% interest in the Cobb Creek exploration property ("Cobb Creek"). The Company consolidated its interest on November 7, 2017, by agreeing to make six annual payments of USD 30,000 in cash to a private individual (the "Cobb Counterparty") with whom a 2002 partnership agreement had previously been made. The obligation to make the annual payments was recorded as a financial liability at amortized cost, and has been accreted up, and adjusted for foreign currency exchange, each subsequent period.

The final USD 30,000 payment was made to the Cobb Counterparty in November 2022, and accordingly the obligation was extinguished.  As of the date of this MD&A, the Company has commenced the process to quitclaim title from the Cobb Counterparty to Clover.

By an agreement dated September 27, 2019, Clover agreed to farm-out 100% of its interest in Cobb Creek (the "Cobb Creek Option") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company had assigned its agreement with the Cobb Counterparty, and all associated obligations, including the annual US 30,000 payments, to Fremont. The Company received 750,000 common shares of Fremont ("Fremont Shares") as an initial payment, and in January 2020 was reimbursed for certain claims-related holding costs. The Company was also reimbursed for the prorated 2018 payment and the 2019 payment to the Cobb Counterparty made by the Company on behalf of Fremont.

In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020. Contact Gold agreed to defer the first anniversary cash payment to December 31, 2020, and also agreed to reduce the amount payable by Fremont from USD 30,000 to USD 15,000 for that year, in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020.

During the nine-months ended September 30, 2022, the Company disposed of the remaining balance of Fremont Shares for proceeds of $11,250. An amount of $68,750 previously recognized in other comprehensive loss was consequently reclassified to net loss for the period.

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont (i) must keep all claims in good standing, and (ii) remit the following remaining consideration to the Company:

Anniversary 4 (Year 5)	USD 25,000
Anniversary 5 (Year 6)	USD 35,000
Anniversary 6 (Year 7)	USD 45,000
Anniversary 7 (Year 8)	USD 55,000
Anniversary 8 (Year 9)	USD 65,000
Anniversary 9 (Year 10)	USD 75,000

The value of the consideration received to date has been applied against the property's carrying value, with amounts in excess of the property value included in Other Income. The reimbursement of claims-related fees was applied against the balance previously recognized as prepaid Claims Maintenance fees (as defined in this MD&A).

Upon completion of the farm-out, Fremont will award to Clover a 2% NSR on Cobb Creek.

d) Portfolio

South Carlin Projects: Dixie Flats & North Star

The Company's "South Carlin Projects" include the North Star property and the Dixie Flats property. The North Star property is located approximately eight km north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Sandstorm holds a 3% NSR on the North Star property.  The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Sandstorm.

On January 11, 2021 (the "Execution Date"), Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star, and Woodruff properties (the "South Carlin and Woodruff Option"), subject to a 0.25% NSR royalty on the Dixie Flats Claims, in addition to those payable to the Sandstorm affiliate.  The Company received USD 20,000 ($25,432) and a reimbursement of Claims Maintenance fees of USD 31,417 ($39,950) upon execution of the agreement.

The Optionor subsequently entered into a sub-option agreement with another party ("SubOptionor"), a private entity.  SubOptionor consequently assumed the Optionor's obligations, which upon satisfaction, will result in the transfer of interest in the properties.

By an amending agreement dated, August 18, 2022, the Company, and the Optionor agreed to adjust the schedule of remaining payments required to keep the option in good standing as follows:

• Immediately following a go-public transaction by a sub-optionor: that number of common shares of the sub-optionor ("SubOptionor Shares") that is greater than 2% of the then outstanding shares of the sub-optionor, and 200,000 SubOptionor Shares.

• Annual issuances to the Company of SubOptionor Shares as the greater of:

o First anniversary: 300,000 or maintaining that 2% shareholding

o Second anniversary: 350,000 or maintaining that 2% shareholding

o Third anniversary: 350,000 or increasing to a 3% shareholding

o Fourth anniversary: 400,000 or maintaining that 3% shareholding

• Upon exercise of the South Carlin and Woodruff Option: that number of SubOptionor Shares which is, when determined including those shares previously issued to the Company, equal to 5% of issued capital of the SubOptionor.

Cash payments are also due to the Company to keep the South Carlin and Woodruff Option in good standing:

Amount of Payment	Due Date of Payment
USD 5,000	Upon execution of the amending agreement (paid)
USD 10,000	24-month anniversary of Execution Date
USD 50,000	annually on each of the third anniversary of the Execution Date
USD 75,000	annually on each of the fourth, through eighth anniversaries of the Execution Date (the eighth anniversary bring the final payment)

As of September 30, 2022, the Sub-Optionee is not publicly traded; no share consideration has been received by the Company

Pursuant to the Company's assessment of the value of the South Carlin Projects, at December 31, 2020, the Company wrote-down the value of North Star by $616,475 to $nil, and Dixie Flats by $2,757,688 to $776,888.  The value of the Woodruff property had previous been fully written-down further to a determination in that year to abandon the mineral claims, and was determined to represent $nil value in the South Carlin and Woodruff Agreement.  The amendment with the SubOptionor had no impact on the determination of value.

Remaining Portfolio

The remaining Contact Properties, described herein as the "Portfolio properties", are situated along the Carlin, Independence, and Northern Nevada Rift Trends, well known mining areas in the state of Nevada.  The Portfolio properties each carry an NSR of either 3% or 4%.

Selected Financial Information

Management is responsible for, and the Board approved, the Interim Financial Statements.  Except as noted, we followed the significant accounting policies presented in Note 3 of the AFS consistently throughout all periods summarized in this MD&A (see also discussion concerning the re-adoption of IFRS and transition from United States Generally Accepted Accounting Principles ("US GAAP") included in the AFS (the "Re-adoption").  Contact Gold operates in one segment - the exploration of mineral property interests.

Management has determined that Contact Gold and Carlin have a CAD functional currency because each finance activities and incur expenses primarily in Canadian dollars. Clover has a USD functional currency reflecting the primary currency in which it incurs expenditures, and in which it receives funding from Contact Gold. The Company's presentation currency is Canadian dollars.  Accordingly, and as Contact Gold's most significant balances are assets held by Clover, each reporting period will likely include a foreign currency adjustment as part of accumulated other comprehensive loss (gain).

Discussion of Operations and Selected Statement of Loss and Comprehensive Loss Data

The following table and discussion provide selected financial information from, and should be read in conjunction with, the Interim Financial Statements.

Statements of Loss and Comprehensive Loss	Nine months ended September 30, 2022	Nine months ended September 30, 2021
Total revenue	$-	$-
Loss before income taxes	2,710,447	4,628,841
Tax recovery	-	-
Other comprehensive (gain) loss	(2,455,962)	63,229
Comprehensive loss	254,485	4,692,070
Loss per share, basic & diluted	$0.01	$0.02

Contact Gold incurred a total comprehensive gain $1,217,308 for the three months ended September 30, 2022 and a total comprehensive loss of $254,485 for the nine months then ended (total comprehensive losses for the three and nine months ended September 30, 2021: of $181,062 and $4,692,070, respectively).

The impact on comprehensive loss in each period reflects primarily the translation of the USD-denominated values of Clover's assets and liabilities for consolidation purposes, and in the comparative period, the revaluation of the Company's marketable security holdings, each of which is recognized as part of "other comprehensive (gain) loss", representing gains, and losses that have yet to be realized and are excluded from net loss in a particular period.

Exploration and evaluation expenditures

Exploration and evaluation expenditures incurred by Contact Gold, including the amortization of land claim maintenance fees paid annually to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to various Nevada Counties (together, "Claims Maintenance fees"), have been expensed in the statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Nine months ended
	September 30, 2022	September 30, 2021
Drilling, assaying & geochemistry	$337,570	$1,029,750
Amortization of Claims Maintenance fees	328,172	352,666
Wages and salaries, including share-based compensation	283,632	443,503
Permitting and environmental monitoring	189,462	124,921
Geological contractors/consultants & related crew care costs	117,518	535,737
Expenditures for the period	$1,256,354	$2,486,577
Cumulative balance	$19,059,968	$17,501,111

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties are as follows:

	Nine months ended
	September 30, 2022	September 30, 2021
Green Springs	$964,421	$2,213,652
Pony Creek	261,228	241,419
South Carlin Projects	-	1,201
Portfolio properties	30,705	30,305
Expenditures for the period	$1,256,354	$2,486,577
Cumulative balance	$19,059,968	$17,501,111

Wages and salaries of $229,370 and $803,830, for the three and nine months ended September 30, 2022 (2021 comparative periods: $287,392 and $860,849), respectively, reflects amounts earned by officers and employees of the Company not directly attributable to exploration.  A non-cash expense of $40,000 and $131,668 is also included related to directors' fees during the three and nine months ended September 30, 2022 (three and nine months ended September 30, 2021: $40,000 and $137,500), respectively. Director fees are typically settled with the award of DSUs.  The awards related to the three-months ended June 30, 2022 and September 30, 2022 have been deferred, and have not yet been made as of the date of this MD&A The value of wages and salaries recognized to the statement of loss and comprehensive loss may vary from period-to-period depending upon the level of activity underway at the Contact Properties, as such value is attributed to exploration and evaluation, and presented separately.

Investor relations, promotion, and marketing expenses of $49,498 and $212,681 for the three and nine months ended September 30, 2022 (2021 comparative periods: $29,239 and $152,914), respectively, include marketing activities (including related travel costs in early 2021), website maintenance, and related costs to update shareholders of Contact Gold and prospective investors.  Amounts in 2022 have increased compared to those in 2021 with the resumption of some in-person marketing events and conferences, and an increase in more online and internet-based activities.

Professional, legal and advisory fees recognized for the three and nine months ended September 30, 2022 of $7,207 and $160,082 (2021 comparative periods: $91,744 and $609,449), respectively, reflect ongoing legal, audit and related advisory services.  During the comparative periods, fees arising from such services also included incremental compliance costs incurred due to the Company's (previous) legal status as a U.S. incorporated entity listed on the TSXV, and those costs incurred relating to the Repatriation Transaction.

Administrative, office, and general expenses of $47,734 and $199,245 for the three and nine months ended September 30, 2022 (2021 comparative periods: $76,974 and $206,454), respectively, includes head office-related costs, ongoing listing and filing fees, banking charges, and other general administrative costs.  Expenses in 2022 are generally lower as reflection of the completion of the Repatriation Transaction in 2021, a reduction in wages and salaries in the current period, and the ongoing effort of management to streamline and reduce operating costs.

Foreign exchange expense during the three and nine months ended September 30, 2022, is $781 and $866, respectively (2021 comparative periods: gain of $17,368 and loss of $23,284).  The Foreign exchange expense reflects primarily the impact of a gain on the revaluation of our USD-denominated cash balance at period end.  Depending on the volatility of the exchange rate from period-to-period, the impact on the statement of loss and comprehensive loss could be significant.

Stock-based compensation expense, as directly reflected in the consolidated statement of loss and comprehensive loss for the three and nine months ended September 30, 2022, is $41,209 and $32,788 (2021 comparative periods: $53,743 and $282,805), respectively. An additional amount of stock-based compensation of $3,260 and $11,854, respectively, was charged to exploration and evaluation expenditures for the three- and nine-months ended September 30, 2022 (2021 comparative periods: $19,334 and $93,661).

Refer in this MD&A under section "Outstanding Securities - Stock-based compensation" for a summary of cancellations, forfeitures and new awards of Options and DSUs during the period.  The remaining average contractual life of Options outstanding is 2.20 years.  In determining the fair market value of stock-based compensation awarded, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the stock-based compensation expense recognized and on the contributed surplus balance on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security. Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether any of Options, DSUs, or RSUs are granted in a period, and the timing of vesting or cancellation of such equity instruments.

Summary of Quarterly Results

The following table sets out selected quarterly financial information of Contact Gold and is derived from unaudited quarterly financial statements prepared in accordance with IFRS by management.

Period	Revenues $	Net loss $	Net loss per Contact Share $
Three months ended September 30, 2022	- nil	743,683	0.00
Three months ended June 30, 2022	- nil	1,150,228	0.00
Three months ended March 31, 2022	- nil	816,536	0.00
Three months ended December 31, 2021	- nil	1,045,044	0.00
Three months ended September 30, 2021	- nil	988,701	0.00
Three months ended June 30, 2021	- nil	1,931,027	0.01
Three months ended March 31, 2021(1)	- nil	1,709,113	0.01
Three months ended December 31, 2020(1)	- nil	9,133,094	0.04

(1) As restated; see discussion in the AFS and the MD&A prepared for the year ended December 31, 2021 under heading "Re-adoption of IFRS and reclassification of prior periods"

The Company's expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as a result of a number of factors including seasonal fluctuations, the write-off of capitalized amounts, share-based payment expenses, tax recoveries, and other factors that may affect the Company's activities.  In addition, the non-cashflow related impact of fair value estimates and foreign exchange impacts on the issued shares of the Company's preferred stock ("Preferred Shares") prior to the redemption on September 29, 2020 (the "Redemption"), gave rise to significant variability in those comparative periods.  The Company's primary source of funding is through the issuance of share capital; accordingly, the Company's activity level and the size and scope of planned exploration projects may also fluctuate depending upon the availability of equity financing with favourable terms.  When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company's activity levels, and the size and scope of planned exploration projects may increase.

A discussion of significant expenses is included in each of the respective period's MD&A, and summarized below:

The Company's loss for the third quarter of 2022 reflects (i) exploration and evaluation expenditures of $330,074; (ii) wages and salaries of $229,370; (iii) loss on disposal of financial assets from previous recognized OCI loss of $68,750; (iv) investor relations, promotion and advertising of $49,498; and (v) general office & administrative costs, investor relations and other costs to administer the Company.  The Company also recognized a $1,960,991 other comprehensive gain on the revaluation of the it's USD-denominated operations.

The Company's loss for the second quarter of 2022 reflects (i) exploration and evaluation expenditures of $648,219; (ii) wages and salaries of $277,076; (iii) professional and legal fees of $44,878 and (iv) general office & administrative costs, investor relations and other costs to administer the Company.  The Company also recognized $914,964 in other comprehensive gain from the revaluation of the it 's USD-denominated operations.

The Company's loss for the first quarter of 2022 reflects (i) wages and salaries of $297,384; (ii) exploration and evaluation expenditures of $278,061; (iii) professional and legal fees of $107,997, and (iv) general office & administrative costs, investor relations and other costs to administer the Company.  The Company also recognized $419,993 in other comprehensive loss from the revaluation of the it 's USD-denominated operations.

The Company's loss for the fourth quarter of 2021 reflects (i) exploration and evaluation expenditures of $302,503; (ii) wages and salaries of $282,003; (iii) non-cash impairment charge of $161,733; (iv) professional and legal fees of $157,640, (v) non-cash stock-based compensation of $77,110; and (vi) general office & administrative costs, investor relations and other costs to administer the Company.  The Company also recognized $145,201 in other comprehensive loss from the revaluation of the it's USD-denominated operations.

The Company's loss for the third quarter of 2021 reflects (i) exploration and evaluation expenditures of $464,068; (ii) wages and salaries of $287,392; (iii) professional and legal fees of $91,744, (iv) non-cash stock-based compensation of $53,743; and (v) general office & administrative costs, investor relations and other costs to administer the Company.  The Company also recognized $807,639 in other comprehensive loss from the revaluation of the Company's USD-denominated operations.

The Company's loss for the second quarter of 2021 reflects (i) exploration and evaluation expenditures of $1,103,272; (ii) Professional and legal fees of $316,031, generally arising in connection with the Repatriation; (iii) wages and salaries of $289,606; (iv) stock-based compensation of $74,147; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $370,583 in other comprehensive loss from the revaluation of the it's USD-denominated operations.

The Company's loss for the first quarter of 2021 reflects (I) exploration and evaluation expenditures of $919,237; (ii) wages and salaries of $283,851; (iii) stock-based compensation of $154,915; and (iv) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $435,285 in other comprehensive loss from the revaluation of the it's USD-denominated Contact Properties.

The Company's loss for the fourth quarter of 2020 reflects (i) a $6,602,665 non-cash impairment; (ii) exploration and evaluation expenditures of $1,760,751; (iii) wages and salaries of $317,073; (iv) professional and legal fees of $246,351; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $1,625,439 in other comprehensive loss from revaluing the it 's USD-denominated Contact Properties.

Financial Position

The following financial data and discussion is derived from the Interim Financial Statements.

	September 30, 2022	December 31, 2021
Current Assets	$784,377	$3,175,171
Total Assets	$32,105,317	$32,116,860
Total Current Liabilities	$451,166	$340,180
Total Liabilities	$640,419	$481,265
Shareholders' Equity	$31,464,898	$31,635,595
Number of Contact Shares outstanding	301,415,451	301,282,072
Basic and fully diluted loss per weighted average number of Contact Shares for the period ended	$(0.01)	$(0.02)

Assets

The decrease in total assets reflects (i) a $2.26 million decrease in the balance of cash and cash equivalents, as a result of ongoing expenditures for continued exploration and general corporate activities, (ii) an increase of $2.35 million to the value attributable to the Contact Properties arising from the change in the relative value of the CAD and United States dollar over the period, and (iii) the decrease of prepaids and deposits as compared to amounts held at December 31, 2021 owing in particular to a larger balance paid in advance at year end for investor relations related endeavours.

The Contact Properties, and changes to the reported values thereto, include:

	Green Springs	Pony Creek	Cobb Creek	Portfolio properties	Total
	$	$	$	$	$
December 31, 2020	574,510	26,150,458	27,356	2,470,054	29,222,378
Additions	61,970	-	-	-	61,970
Recovery from earn-in	-	-	(27,208)	(56,939)	(84,147)
Impairments	-	-	-	(161,733)	(161,733)
Foreign Exchange	(1,017)	(110,910)	(148)	(10,588)	(122,663)
December 31, 2021	635,463	26,039,548	-	2,240,794	28,915,805
Foreign Exchange	51,577	2,113,479	-	181,872	2,346,928
September 30, 2022	687,040	28,153,027	-	2,422,666	31,262,733

The value of Cobb Creek at September 30, 2022 and December 31, 2021 is nil, as the total value of consideration received pursuant to the Cobb Creek Option is greater than what had been the carrying value.  Excess amounts received from Fremont have been captured as Other Income on the statement of loss and comprehensive loss.

The value of the Contact Properties may vary period-over-period reflective of changes in the USD-$ foreign exchange rate.  Balances presented as the "Portfolio properties" include those Contact Properties that are not separately identified.

Liabilities

Current liabilities as at September 30, 2022 comprises payables and accrued liabilities of $402,713 (December 31, 2021: $307,585), the Cobb Creek Obligation of $40,135 (December 31, 2021: $32,595) reflective of the final amount due to the Cobb Counterparty (November 2022; paid as of the date of this MD&A), an advance of $100,000 to the Company for working capital purposes from the President & CEO, and the current portion of the lease obligation $8,318 due on a newly acquired pick-up truck for use at site. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid.

The short-term advance of $100,000 is unsecured, non-interest bearing, and is due on demand.

As at September 30, 2022, the Company had recognised a reclamation obligation of $152,536 (USD 111,283) relating to disturbance at Pony Creek and Green Springs.  The balance has been included as a non-current obligation reflective of the estimated future timing of any related reclamation and remediation activities, and is unchanged, save for the impact of foreign exchange  compared to the prior year end balance.  The balance of non-current liabilities also includes the amount due toward the vehicle lease payable after September 30, 2023 of $36,717 (USD$26,787).

Cash Flows

The Company is still considered to be in the exploration stage and as such does not earn any significant revenue.

Total cash used in operating activities was $2,406,142 during the nine months ended September 30, 2022, compared to $4,081,771 in cash used in operating activities during the comparative period. Cash flows in both periods relate to exploration and general corporate activities.  Cash flows relating to exploration activities were lower in the current period compared to the prior year as we completed a smaller exploration and drill program in light of capital market conditions.  Operating cash outflows for professional, legal, and advisory fees were higher in 2021 as the Company planned for and completed the Repatriation Transaction.  The Company's efforts to reduce operating costs in 2022 has also resulted in lower cash outflows than those in the comparative period.

Total cash flows provided by investing activities was $43,320 during the nine months ended September 30, 2022 pursuant to the sale of marketable securities held and the receipt of cash consideration from mineral property transactions. Investing cash flows in 2021 arose from the recovery of payments on mineral property interests subject to farm-out transactions.

Total cash flows provided by financing activities was $83,008 during the nine months ended September 30, 2022 reflecting receipt of the $100,000 short-term advance provided by an officer of the Company, net of cash paid relating a lease obligation.

Segment information

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Nine months ended September 30, 2022	Nine months ended September 30, 2021
Canada	$1,316,828	$2,084,655
United States	1,393,619	2,544,186
	$2,710,447	$4,628,841

The Contact Properties, and prepaids relating to Claims maintenance fees are held by the Company in Nevada.  The remaining assets, including cash, prepaid balances, and receivables reside in both of the Company's two geographic locations.

Significant non-cash items reflected in the net loss attributable to Canada, include stock-based compensation expense.  Similarly, non-cash items reflected in the net loss attributable to the United States reflect the amounts of include stock-based compensation expense allocated to Clover.

Liquidity and Capital Resources

Going Concern, Capital Management, and Contractual Obligations

The properties in which we currently have an interest are in the exploration stage. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  As at the date of this MD&A, the Company has approximately $0.20 million available in cash, and working capital of approximately $0.24 million.  Contact Gold's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing through the issuance of debt or equity.

In March 2020 the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to mutate and spread, has adversely affected workforces, economies, and financial markets globally, giving rise to broad market volatility and uncertainty, and potentially leading to an economic downturn.  The effect of the COVID-19 virus, the impact of mutations and variants thereof, and the actions recommended to combat the virus are changing constantly.  As of the date of this MD&A, management don't believe that COVID-19 has had a negative impact on the Company's operations but are aware that it may impact the Company's ability to raise money, or its ability to access and explore its properties should travel restrictions be expanded in scope. It is not possible for the Company to predict the duration, evolution, or magnitude of the adverse results of the pandemic, or its effects on the Company's business or ability to raise funds.

Although the Company has been successful in the past in obtaining financing, including a private placement financing of $3,000,000 which closed in Q4 2021, there is no assurance that the Company will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may cast significant doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date of these Financial Statements.

Consequently, management pursues various financing alternatives to fund operations and advance its business plan, most frequently through the sale of Contact Shares. The Company acknowledges that satisfaction of its capital requirements in 2022, will require additional funding, likely by way of a capital raise.  There is no guarantee that any contemplated transaction will be concluded. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest certain mineral property assets, to preserve working capital and alleviate any going concern risk.

Circumstances that could impair our ability to raise additional funds, or our ability to undertake transactions, are discussed in the AIF, under the heading "Risk Factors", and in this MD&A under heading, "Known Trends and Uncertainties".  In particular, the Company's access to capital and its liquidity may be impacted by global macroeconomic trends, the significant global impacts from COVID-19, fluctuating commodity prices and investor sentiment for the mining and metals industry.

Capital Management

Contact Gold manages its capital to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash. To facilitate the management of its capital requirements, Contact Gold prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. It is necessary for the Company to raise new capital to fund operations on a reasonable regular basis. We believe that this approach, given the relative size and stage of Contact Gold, is reasonable.

There may be circumstances where, for sound business reasons, funds may be re-allocated at the discretion of the Board or management of Contact Gold. While we remain focused on our plans to continue exploration and development on the Contact Properties, we may (i) conclude to curtail certain operations; or (ii) should we enter into agreements in the future on new properties we may be required to make cash payments and complete work expenditure commitments under those agreements, which would change our planned expenditures.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group.

Contractual Obligations

In addition to the option payments for Green Springs described in this MD&A under "Mineral Properties", we have obligations in connection with certain of our mineral property interests that require payments to be made to government entities, and/or underlying land or mineral interest owners. Our property obligations, however, are eliminated should we choose to no longer invest funds exploring the particular property.  See also in this MD&A, "Restrictions and obligations relating to Contact Shares".

Outstanding Securities

There were 301,415,451 Contact Shares and 30,000,000 share purchase warrants issued and outstanding as at September 30, 2022 and as at the date of this MD&A (301,282,072 and 83,550,125, respectively, at December 31, 2021).

Recent financings and issuances of Contact Shares

a) On January 18, 2022, pursuant to the exercise of RSUs, the Company issued an aggregate of 133,379 Contact Shares.

b) On June 21, 2022, the Company announced a non-brokered private placement (the "2022 PP") of up to 20,000,000 units "Unit") at a price of $0.05 per Unit for gross proceeds of up to $1,000,000. Each Unit was to consist of one Contact Share and one half of one Warrant, with each Warrant issued in the 2022 PP entitling the holder to purchase an additional Contact Share at a price of $0.075 per share for a period of 24 months from the closing date. The 2022 PP was subsequently terminated as the Company awaits improved capital market conditions.

Restrictions and obligations relating to Contact Shares

So long as Waterton Nevada, or an affiliate thereof, holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

Stock-based compensation

i) Stock Options

On May 30, 2022, the Board awarded 2,080,000 Options, with an exercise price of $0.05, vesting in thirds over three years expiring after 5 years from the date of the award.

As at September 30, 2022, there were 11,701,666 (December 31, 2021: 10,945,000) Options outstanding to purchase Contact Shares, of which 7,395,000 had vested (December 31, 2021: 7,013,333).

As at the date of this MD&A, there are 11,701,666 Options outstanding to purchase Contact Shares, of which 7,395,000 had vested. The remaining average contractual life of Options outstanding as of the date of this MD&A is 2.20 years.

ii) Deferred Share Units

Directors' fees are paid quarterly; and beginning in July 2019 the Company changed the form of remuneration payable to the independent directors to DSUs, rather than cash. The Company awarded 888,887 DSUs to certain directors during the nine months ended September 30, 2022 (year ended December 31, 2021: 2,083,122).  The grant of DSU's relating to the three months ended June 30, 2022, and the three months ended September 30, 2022 have been deferred, with the associated value recognized as an obligation at September 30, 2022.  DSUs granted under the Contact Gold Omnibus Incentive Plan, have no expiration date and are redeemable upon termination of service.

iii) Restricted Share Units

On May 30, 2022, the Board awarded 195,000 RSUs to certain officers and employees of the Company. RSUs granted under the Contact Gold Omnibus Incentive Plan, generally vest annually in thirds, and have expiration dates at the end of the calendar year in which the final tranche vests.

As at September 30, 2022, the Company had awarded 756,710 RSUs (December 31, 2021: 561,710), of which 490,996 were outstanding at the date of this MD&A.  As noted in this MD&A, 133,379 RSUs were exercised on January 18, 2022.

RSUs granted under the Contact Gold Restricted Share Unit Plan, generally vest annually in thirds, and have expiration dates at the end of the calendar year in which the final tranche vests.

Financial Instruments and Other Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired: at fair value through profit and loss "FVTPL"), at fair value through other comprehensive (loss) income "FVOCI"), or at amortized cost.  The Company determines the classification of financial assets at initial recognition.  The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics.  Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL.  For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVOCI.

Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives), or the Company has opted to measure them at FVTPL.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement. In general, fair values determined by "Level 1" inputs utilize quoted prices (unadjusted) in active markets for identical assets.  Fair values determined by "Level 2" inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by "Level 3" inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset.

The Company's financial assets and liabilities are comprised of:

i. Cash and Cash Equivalents: Cash and cash equivalents comprise cash on hand, and deposits in banks that are readily convertible into a known amount of cash, or with an initial maturity of 90 days or fewer. Cash and cash equivalents are classified as subsequently measured at amortized cost.

ii. Loans and Receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Contact Gold's loans and receivables are comprised of 'Receivables' and 'Deposits', and are classified respectively as appropriate in current or non-current assets according to their nature. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost. Trade receivables are recorded net of lifetime expected credit losses.

iii. Other Financial Assets: Other financial assets consist of investments in marketable equity securities of publicly traded entities which are classified as subsequently measured at fair value through profit or loss. Investment transactions are recognized on the trade date with transaction costs included in the underlying balance. Fair values are determined by reference to quoted market prices at the balance sheet date. Changes in fair value are recognized in the statement of loss.

iv. Other Financial Liabilities: Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period. Other financial liabilities include payables and accrued liabilities (Level 2), the lease obligation (Level 2), the short-term advance (Level 2), and prior to its settlement subsequent to period end, the Cobb Creek obligation (Level 3), and are classified as current if payment is due within 12 months. Otherwise, they are presented as non-current liabilities.

v. Expected Credit Losses: Contact Gold applies the simplified approach provided in IFRS 9, Financial Instruments to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss. However, gains and losses on derecognition of financial assets classified as FVOCI remain within the accumulated other comprehensive income (loss).

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss and comprehensive loss.

Risks Associated With Financial Instruments

The Company is exposed in varying degrees to a variety of financial instrument related risks. As at September 30, 2022, the Company's financial instruments consist of cash, receivables, accounts payable and accrued liabilities, and lease obligations. It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in the Interim Financial Statements.

The Cobb Creek Obligation was, prior to its settlement subsequent to period end, considered to Level 3 type financial liabilities, determined by observable data points, in particular the Company's share price, and for certain of these financial instruments, the rate of USD-$ foreign and the Company's credit spread, with reference to current interest rates and yield curves.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. As at September 30, 2022, the balance of cash held on deposit was $0.43 million (December 31, 2021: $2.68 million).  The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.  The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Market Risk-- Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for the Company's shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Market Risk-- Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's mineral property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar in relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar at September 30, 2022 would have resulted in a $1,625 increase or decrease respectively, in the Company's cash balance.  The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.  A significant portion of the Company's cash balance may be held in USD in any given period.

Material Accounting Policy Information and Estimates

The preparation of financial statements in conformity with IFRS, requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, and expenses.  For a detailed presentation of all of Contact Gold's significant accounting policies and the estimates derived therefrom, along with discussion as to judgments and estimates made by management which might impact the financial information, and a summary of new accounting pronouncements, please refer to disclosures in the Interim Financial Statements.

Preliminary internal discussions have begun in order to evaluate the consequences of the new pronouncements, but the full impact has yet to be assessed.

Re-adoption of IFRS and reclassification of prior periods

Following completion of the Repatriation Transaction, and beginning for the period ended June 30, 2021, the Company changed its accounting policies with retrospective application to IFRS. The Company's previous financial statement information was prepared in accordance with US GAAP for the years ended December 31, 2019, and 2020, and the interim periods of 2020 and the first quarter of 2021.  Prior to that the Company had reported its financial statements pursuant to IFRS.  IFRS differs in some respects from US GAAP; the impact of these differences have been disclosed in the AFS. Accordingly, financial information filed under the Company's issuer profile on SEDAR for the years ended December 31, 2021, may not be comparable to those previously filed financial statements.

In accordance with IFRS 1, an entity's estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under the previous accounting framework and policies, unless there is objective evidence that those estimates were in error.  In the Company's case with Re-adoption, all estimates are consistent with its US GAAP estimates for the same date.

Known Trends and Uncertainties

Trends and uncertainties, and economic and industry risk factors that may affect our business, in particular those that could affect our liquidity and capital resources, are described in more detail under the heading "Risk Factors" in the Company's AIF.  There are currently significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development, including:

Global Financial Conditions, and the Market Price of the Company's Securities

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies.  As at the date of this MD&A there is also a significant amount of uncertainty and economic disruption caused by the global COVID-19 outbreak that has had a volatile and unpredictable impact on access to capital and liquidity, and access to public financing.

These conditions may affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

The Contact Shares currently trade on the TSXV and the OTCQB. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

The price of the Contact Shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in its financial condition or results of operations as reflected in its quarterly financial reports.

Going Concern, Additional Capital Requirements and Financing Risks

As noted in this MD&A, the Company has limited financial resources, no operating revenues, and a history of losses. Since inception the Company has had negative cash flow from operating activities and  there is no certainty that the Company will generate revenue from any source, operate profitably or provide a return on investment in the future.  The Company will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that the Company will be able to do so.

To maintain its existing interest in the Contact Properties, the Company must make certain expenditures, most significantly, those paid to the BLM, as well as certain payments to lessors and underlying claims owners.

The Consolidated Financial Statements contain a note that indicates the existence of material uncertainties that raise significant doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon, among other things, its ability to successfully i) raise financing, and/or ii) dispose of its mineral property interests, and/or iii) produce commercial quantities of mineral reserves on a profitable basis. It is likely that the Company will seek to raise capital period to the end of the current year.

Early-Stage Development Company

The Company is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this MD&A should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of the Company's projects can be mined profitably. Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Any profitability in the future from the business of the Company will be dependent upon developing and commercially mining an economic deposit of minerals, which in itself is subject to numerous risk factors.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate. While discovery of ore-bearing structures may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

Geopolitical risks

Recent events in Europe prompted by the conflict in Ukraine, and the response from multiple countries, corporations and governmental agencies may have far reaching impacts on commodity prices, foreign currency exchange rates, and the price of publicly traded companies. The uncertainty and increasing volatility of the situation in Europe, and consequentially in the capital markets may impact the Company's business and the ability to raise new capital.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes.

Environmental related requirements and Climate Change considerations

The current and anticipated future operations and exploration activities of the Company on its projects in the United States require permits from various governmental authorities and such operations and exploration activities are and will be governed by Federal, State and local laws and regulations governing various elements of the extractive industry. It is the Company's intention to ensure that the environmental impact on areas where it operates is mitigated by restoration and rehabilitation of affected areas.

Mining and processing operations are energy intensive, resulting in a significant carbon footprint. The Company acknowledges climate change as an international and community concern and recognizes that our operations may be subject to extensive transition and physical climate-related risks. These risks are highly uncertain and may have an adverse effect on Company operations.

As the Company is presently at the early exploration stage with all of our properties, the disturbance of the environment is limited and the costs of complying with environmental regulations are minimal. However, if operations result in negative effects upon the environment, government agencies will likely require Inflection to provide remedial actions to correct the negative effects. Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory authorities curtailing the Company's operations or requiring corrective measures, any of which could result in the Company incurring substantial expenditures. No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail exploration or development.

Other Factors

Other factors that may have an effect on the price of the Contact Shares include the following:

1. the price of gold and other metals;

2. the pervasive and ongoing impact of the COVID-19 outbreak;

3. the Company's operating performance and the performance of competitors and other similar companies;

4. the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities;

5. lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of Contact Shares;

6. the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities;

7. a substantial decline in the price of the Contact Shares that persists for a significant period of time could cause the Company's securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity;

8. the results of the Company's exploration programs and/or resource estimates (initial or otherwise) for Green Springs, Pony Creek, or any of the other Contact Properties;

9. the Company's ability to obtain adequate financing for further exploration and development;

10. changes in the Company's financial performance or prospects;

11. the number of Contact Shares to be publicly-traded after a public offering or private placement of securities of the Company;

12. changes in general economic conditions;

13. the arrival or departure of key personnel;

14. acquisitions, strategic alliances or joint ventures involving the Company or its competitors;

15. changes or perceived changes in the Company's creditworthiness;

16. performance and prospects for companies in the mining industry generally;

17. the number of holders of the Contact Shares;

18. the sale, of perceived threat of sale, of securities by major shareholders;

19. the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities;

20. the interest of securities dealers in making a market for the Contact Shares;

21. prevailing interest rates;

22. changes in global business or macroeconomic conditions; and

23. the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements and Forward Looking Information" in the Company's AIF.

As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company.  Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Additional disclosure for Venture Issuers without Significant Revenue

Additional disclosure concerning Contact Gold's general and administrative expenses and mineral exploration property costs are provided in the statements of loss and comprehensive loss and notes to the Interim Financial Statements.  These financial statements are available on Contact Gold's website at www.contactgold.com or on its SEDAR profile accessed through www.sedar.com.

Off Balance Sheet Arrangements and Legal Matters

Contact Gold has no off-balance sheet arrangements, and there are no outstanding legal matters of which management is aware.

Subsequent Events Not Otherwise Described Herein

With the exception of transactions and activities described in this MD&A, there were no subsequent events.

Related Party Transactions

Refer to disclosure in the Interim Financial Statements.

Scientific and Technical Disclosure

With the exception of Pony Creek, the Contact Properties are all early stage and do not contain any mineral resource estimates as defined by NI 43-101. There are no assurances that the geological similarities to projects mentioned herein, or other project along the Carlin Trend, will result in the establishment of any resource estimates at any of Contact Gold's property interests, or that any of the Contact Properties can be advanced in a similar timeframe. With the exception of the Pony Creek deposits, the potential quantities and grades disclosed herein are conceptual in nature and there has been insufficient exploration to define a mineral resource for the targets disclosed herein. It is uncertain if further exploration will result in targets on any of the other Contact Properties being delineated as a mineral resource.

Additional information about Pony Creek and Green Springs is also summarized in the AIF and the respective NI 43-101 technical reports, and can be viewed under the Company's issuer profile on SEDAR at www.sedar.com.

See also in this MD&A, under heading "Cautionary Notes Regarding Mineral Resource Estimates".

The scientific and technical information contained in this MD&A has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration, Contact Gold, who is a "qualified person" within the meaning of NI 43-101.

Additional Information

For further information regarding Contact Gold, refer to those continuous disclosure filings made with the Canadian securities regulatory authorities available under Contact Gold's profile on SEDAR at www.sedar.com.

Approval

The Board has approved the disclosure contained in this MD&A. A copy of this MD&A will be provided to anyone who requests it of us, and will be posted to Contact Gold's website at www.contactgold.com.

(signed) "Matthew Lennox-King"	(signed) "John Wenger"
Matthew Lennox-King	John Wenger
President & Chief Executive Officer	Chief Financial Officer & VP Strategy
November 28, 2022